EXHIBIT 4.1

                   LABORATORY CORPORATION OF AMERICA HOLDINGS
                 AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN


1.   Purpose; Restrictions on Amount Available under this Plan.

     This Amended and Restated 1999 Stock Incentive Plan (this "Plan") is intended to encourage stock ownership by employees of Laboratory Corporation of America Holdings (the "Company") and employees of Affiliate Corporations (as defined in Section 2(a) hereof), so that they may acquire or increase their proprietary interest in the Company, and to encourage such employees to remain in the employ of the Company and to put forth maximum efforts for the success of the business of the Company. It is further intended that options granted by the Committee pursuant to Section 6 of this Plan shall constitute "incentive stock options" ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (the "Code"), and options granted by the Committee pursuant to
Section 7 of this Plan shall constitute "nonqualified stock options" ("Nonqualified Stock Options"). Grants under this Plan may consist of Incentive Stock Options, Nonqualified Stock Options (collectively, "Options"), stock appreciation rights ("Rights"), which Rights may be either granted in conjunction with Options ("Related Rights") or unaccompanied by Options ("Free Standing Rights"), or restricted stock awards ("Restricted Shares"), as hereinafter set forth.

2.   Definitions.

     As used in this Plan, the following words and phrases shall have the meanings indicated:

          (a) "Affiliate Corporation" or "Affiliate" shall mean any corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company.

          (b) "Award" shall mean an Option, a Right or Restricted Share granted hereunder.

          (c) "Award Agreement" shall have the meaning set forth in Section 3 hereof.

          (d) "Change in Control" shall mean circumstances under which Roche Holding Ltd or any corporation directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with Roche Holding Ltd ceases to maintain "beneficial ownership" (as defined in Rule 13d-3 of the Exchange Act), individually or in the aggregate, of securities of the Company representing five percent (5%) or more of the combined voting power of the Company's then outstanding securities.

          (e) "Common Stock" shall mean shares of the Company's common stock, par value $0.01 per share.

          (f) "Disability" shall mean a Participant's inability to engage in any substantial gainful activity by reason of medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve
     (12) months.

          (g) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (h) "Fair Market Value" per share as of a particular date shall mean
     (i) the closing sales price per share of Common Stock on a national securities exchange for the last preceding date on which there was a sale of such Common Stock on such exchange, or (ii) if the shares of Common Stock are then traded on an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-market for the last preceding date on which there was a sale of such Common Stock in such market, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee in its discretion may determine.

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          (i) "Parent Corporation" shall mean any corporation (other than the
     Company) in an unbroken chain of corporations ending with the Company if, at the time of granting an Award, each of such corporations (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          (j) "Participant" shall have the meaning set forth in Section 4 hereof.

          (k) "Retirement" shall mean a Participant's termination of employment in accordance with the provisions of the Company's Employee Retirement Plan at such Participant's Normal Retirement Date, as defined in such plan.

          (l) "Subsidiary Corporation" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting an option, each of such corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          (m) "Ten Percent Stockholder" shall mean a Participant who, at the time an Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Parent Corporation or Subsidiary Corporations.

3.   Administration.

     This Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of the Company (the "Board"), which shall be comprised of two or more persons, each of whom shall qualify as a "Non-Employee Director" as described in Rule 16b-3(b)(3)(i) promulgated under the Exchange Act.

     The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of this Plan, to administer this Plan and to exercise all the powers and authorities either specifically granted to it under this Plan or necessary or advisable in the administration of this Plan, including, without limitation, the authority to grant Awards; to designate Participants; to determine the type or types of Awards to be granted to a Participant; to determine which Options shall constitute Incentive Stock Options and which Options shall constitute Nonqualified Stock Options; to determine which Rights (if any) shall be granted in conjunction with Options; to determine the purchase price of the shares of Common Stock covered by each Option (the "Option Price"); to determine the persons to whom, and the time or times at which, Awards shall be granted; to determine the number of shares to be covered by each Award; to interpret this Plan; to prescribe, amend and rescind rules and regulations relating to this Plan; to determine the terms and provisions of the agreements (which need not be identical) entered into in connection with Awards granted under this Plan (each an "Award Agreement"); and to make all other determinations deemed necessary or advisable for the administration of this Plan. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as may be deemed advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under this Plan.

     No member of the Board of Directors or Committee shall be liable for any action taken or determination made in good faith with respect to this Plan or any Award granted hereunder.

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4.   Eligibility.

     Awards may be granted to key employees (including, without limitation, officers and directors who are employees) of the Company or its present or future Affiliate Corporations. For purposes of the foregoing, "employee" shall mean any employee, independent contractor, consultant, advisor, or similar individual who is providing or who has agreed to provide services to the Company or to any of its present or future Affiliate Corporations. Notwithstanding any provision of this paragraph, Incentive Stock Options shall be granted only to individuals who, on the date of such grant, are employees of the Company or a Parent Corporation or a Subsidiary Corporation. In determining the persons to whom Awards shall be granted and the number of shares to be covered by each Award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of this Plan. A person to whom an Award has been granted hereunder is sometimes referred to herein as a "Participant."

     A Participant shall be eligible to receive more than one grant of an Award during the term of this Plan, but only on the terms and subject to the restrictions hereinafter set forth.

5.   Stock.

     The stock subject to Awards hereunder shall be shares of Common Stock. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or that may be reacquired by the Company. The aggregate number of shares of Common Stock as to which Awards may be granted from time to time under this Plan shall not exceed 9,200,000 of which the number of shares of Common Stock as to which Restricted Shares may be granted from time to time under this Plan shall not exceed 3,200,000. No person may be granted Options or Rights under this Plan representing an aggregate of more than 750,000 shares of Common Stock in any year. The limitations established by the preceding three sentences shall be subject to adjustment as provided in
Section 11 hereof.

     To the extent that (1) any Award expires, is terminated or forfeited without being exercised, settled or with respect to Restricted Shares, vested,
(2) any Option is surrendered on exercise of a Right for cash or the issuance of fewer shares of Common Stock than issuable under such surrendered Option, or
(3) any Free Standing Right expires or is terminated without being exercised, the shares of Common Stock issuable thereunder, less such shares issued, shall become available for grants of Awards.

6.   Incentive Stock Options.

     Options granted pursuant to this Section 6 are intended to constitute Incentive Stock Options and shall be subject to the following special terms and conditions, in addition to the general terms and conditions specified in Sections 5 and 8 hereof:

          (a) Value of Shares. The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the shares of Common Stock with respect to which Options granted under this Plan and all other option plans of the Company, any Parent Corporation and any Subsidiary Corporation become exercisable for the first time by a Participant during any calendar year shall not exceed $100,000.

          (b) Ten Percent Stockholders. In the case of an Incentive Stock Option granted to a Ten Percent Stockholder, (i) the Option Price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock of the Company on the date of grant of such Incentive Stock Option, and (ii) the exercise period shall not exceed five
     (5) years from the date of grant of such Incentive Stock Option.

7.   Nonqualified Stock Options.

     Options granted pursuant to this Section 7 are intended to constitute Nonqualified Stock Options and shall be subject only to the general terms and conditions specified in Sections 5 and 8 hereof.

8.   Terms and Conditions of Options.

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     Each Option granted pursuant to this Plan shall be evidenced by a written
Award Agreement between the Company and the Participant, which agreement shall comply with and be subject to the following terms and conditions:

          (a) Number of Shares. Each Award Agreement shall state the number of shares of Common Stock to which the Option relates.

          (b) Type of Option. Each Award agreement shall specifically identify the portion, if any, of the Option which constitutes an Incentive Stock Option and the portion, if any, which constitutes a Nonqualified Stock Option.

          (c) Option Price. Each Award Agreement shall state the Option Price per share of Common Stock, which shall be not less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock of the Company on the date of grant of the Option and which, in the case of Incentive Stock Options, shall be further subject to the limitation described in Section 6(b) hereof. The Option Price shall be subject to adjustment as provided in Section 11 hereof. The date on which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option in granted.

          (d) Medium And Time of Payment. The Option Price shall be paid or satisfied in full, at the time of exercise, in cash or in shares of Common Stock owned by the Participant for at least six months (which are not the subject of any pledge or other security interest) having a Fair Market Value equal to such Option Price or in a combination of cash and such shares, and may be effected in whole or in part, at the discretion of the Committee (i) with monies received from the Company at the time of exercise as a compensatory cash payment, or (ii) with monies borrowed from the Company pursuant to repayment terms and conditions as shall be determined from time to time by the Committee, in its discretion separately with respect to each exercise of Options and each Participant; provided, however, that each such method and time for payment and each such borrowing and terms and conditions of security, if any, and repayment shall be permitted by and be in compliance with applicable law.

          (e) Term and Exercise of Options. Options shall be exercisable over the exercise period as and at the times and upon the conditions that the Committee may determine, as reflected in the Award Agreement; provided, however, that the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. The exercise period shall be determined by the Committee; provided, however, that in the case of any Incentive Stock Option, such exercise period shall not exceed ten (10) years from the date of grant of such Incentive Stock Option and such exercise period shall be further limited in circumstances described in Section 6(b) hereof. The exercise period shall be subject to earlier termination as provided in Section 8(f) and 8(g) hereof. An Option may be exercised as to any or all full shares of Common Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee; provided, however, that an Option may not be exercised at any one time as to fewer than one hundred (100) shares (or such number of shares as to which the Option is then exercisable if such number of shares is less than one hundred (100)).

          (f) Termination of Employment. Except as provided in this Section 8(f) and in Section 8(g) hereof, an Option may not be exercised unless the Participant is then in the employ of (1) the Company, (2) an Affiliate Corporation or (3) a corporation issuing or assuming the Option in a transaction to which Section 424 of the Code applies or a parent corporation or subsidiary corporation of the corporation described in this Clause 3, and unless the Participant has remained continuously so employed since the date of grant of the Option. In the event that the employment of a Participant shall terminate (other than by reason of death, Disability or Retirement), all Options of such Participant that are exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised within three (3) months after such termination. Nothing in this Plan or in any Option or Right granted pursuant hereto shall confer upon an individual any right to continue in the employ of the Company or any of its Affiliate Corporations or interfere in any way with the right of the Company or any such Affiliate Corporation to terminate such employment at any time.

          (g) Acceleration of Benefits upon Death, Disability or Retirement of Participant or a Change in Control. If (i) a Participant shall die while employed by the Company or an Affiliate Corporation thereof, (ii) a Participant shall die within three (3) months after the termination of such Participant's employment, (iii) the Participant's employment shall terminate by reason of Disability or Retirement, or (iv) there is a Change in Control, then in any

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     such case all Options theretofore granted to such Participant (whether or not then exercisable) may, unless earlier terminated or expired in accordance with their terms, be exercised by the Participant or by the Participant's estate or by a person who acquired the right to exercise such Option by bequest or inheritance or otherwise by reason of the death or Disability of the Participant, at any time within one year after the date of death, Disability or Retirement of the Participant or the Change in Control.

          (h) Nontransferability of Options. Options granted under this Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, and Options may be exercised, during the lifetime of the Participant, only by the Participant or by his guardian or legal representative.

          (i) Rights as a Stockholder. A Participant who is the holder of an Option or a transferee of an Option shall have no rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of a stock certificate to him or her for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 11 hereof.

          (j) Other Provisions. The Award Agreements authorized under this Plan shall contain such other provisions, including, without limitation, (i) the granting of Rights, (ii) the imposition of restrictions upon the exercise of an Award, and (iii) in the case of an Incentive Stock Option, the inclusion of any condition not inconsistent with such Option qualifying as an Incentive Stock Option, as the Committee shall deem advisable.

9.   Stock Appreciation Rights.

     (a) Grant and Exercise. In the case of a Nonqualified Stock Option, Related Rights may be granted either at or after the time of the grant of such Option. In the case of an Incentive Stock Option, related Rights may be granted only at the time of the grant of the Incentive Stock Option.

     A Related Right or applicable portion thereof granted with respect to a given Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that, unless otherwise provided by the Committee at the time of grant, a Related Right granted with respect to less than the full number of shares covered by a related Option shall only be reduced if and to the extent that the number of shares covered by the exercise or termination of the related Option exceeds the number of shares not covered by the Right.

     A Related Right may be exercised by a Participant, in accordance with paragraph (b) of this Section 9, by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in paragraph
(b) of this Section 9. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been exercised.

     (b) Terms and Conditions. Rights shall be subject to such terms and conditions, not inconsistent with the provisions of this Plan, as shall be determined from time to time by the Committee and as evidenced by a written Award Agreement between the Company and the Participant, including the following:

          (1) Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 6, 7, 8 and this
     Section 9 of this Plan; provided, however, that any Related Right shall not be exercisable during the first six (6) months of the term of the Related Right, except that this additional limitation shall not apply in the event of death of the Participant prior to the expiration of the six
     (6) month period.

          (2) Upon the exercise of a Related Right, a Participant shall be entitled to receive up to, but not more than, an amount in cash or shares of Common Stock equal in value to the excess of the Fair Market Value of one (1) share of Common Stock over the option price per share specified in the related Option multiplied by the number of shares in respect of which the Related Right shall have been exercised, with the Committee having the right to determine the form of payment.

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          (3) Related Rights shall be transferable only when and to the extent that the underlying Option would be transferable under paragraph (h) of
     Section 8 of this Plan.

          (4) A Related Right granted in connection with an Incentive Stock Option may be exercised only if and when the market price of the Common Stock subject to the Incentive Stock Option exceeds the exercise price of such Option.

          (5) Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant; provided, however, that Free Standing Rights shall not be exercisable during the first (6) six months of the term of the Free Standing Right, except that this limitation shall not apply in the event of death of the recipient of the Free Standing Right prior to the expiration of the six-month period.

          (6) The term of each Free Standing Right shall be fixed by the Committee, but no Free Standing Right shall be exercisable more than ten
     (10) years after the date such right is granted.

          (7) Upon the exercise of a Free Standing Right, a Participant shall be entitled to receive up to, but not more than, an amount in cash or shares of Common Stock equal in value to the excess of the Fair Market Value of one share of Common Stock over the price per share specified in the Free Standing Right (which shall be no less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant) multiplied by the number of shares in respect of which the Right is being exercised, with the Committee having the right to determine the form of payment.

          (8) No Free Standing Right shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the Participant's lifetime, only by the Participant or his legal guardian or legal representative.

          (9) In the event of the termination of employment of a recipient of a Free Standing Right, such right shall be exercisable to the same extent that an Option would have been exercisable in the event of the termination of employment of a Participant.

10.  Restricted Shares.

     (a) Grant. Subject to the provisions of this Plan, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Shares shall be granted, the number of Restricted Shares to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Shares may be forfeited to the Company, and the other terms and conditions of such Awards.

     (b) Transfer Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in an Award Agreement. Certificates issued in respect of Restricted Shares shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company. Upon the lapse of the restrictions applicable to such Restricted Shares, the Company shall deliver such certificates to the Participant or the Participant's legal representative.

     (c) Dividends and Distributions. Dividends and other distributions paid on or in respect of Restricted Shares, if any, may be paid directly to the Participant, or may be reinvested in additional Restricted Shares, as determined by the Committee in its sole discretion.

     (d) Acceleration of Benefits upon Death, Disability or Retirement of Participant or a Change in Control. If (i) a Participant shall die while employed by the Company or an Affiliate Corporation thereof, (ii) the Participant's employment shall terminate by reason of Disability or Retirement, or (iii) there is a Change in Control, then in any such case all Restricted Shares theretofore granted to such Participant shall become immediately vested and nonforfeitable.

11.  Effect of Certain Changes.

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     (a) If there is any change in the number of outstanding shares of Common
Stock by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, liquidation, split-up, spin-off or other similar change in capitalization, any distribution to shareholders, including a rights offering, other than cash dividends, or any like change, then the number of shares of Common Stock available for Awards, the number of such shares of Common Stock covered by outstanding Awards, and the price per share of Options or the applicable market value of Rights, shall be proportionately adjusted by the Committee to reflect such change or distribution; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

     (b) In the event of a change in the Common Stock as presently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be Common Stock within the meaning of this Plan.

     (c) To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive, provided that each Incentive Stock Option granted pursuant to this Plan shall not be adjusted in a manner that causes such option to fail to continue to qualify as an Incentive Stock Option within the meaning of Section 422 of Code.

12.  Agreement by Participant Regarding Withholding Taxes.

     If the Committee shall so require, as a condition of grant, exercise, or settlement or otherwise, each Participant shall agree that:

          (a) no later than the date a Participant recognizes taxable income in connection with an Award granted hereunder in connection with the exercise or settlement of such Award or otherwise, the Participant will pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise or settlement of such Award (any such tax, a "Withholding Tax"); and

          (b) the Company shall, to the extent permitted or required by law, have the right to deduct any Withholding Tax from any payment of any kind otherwise due to the Participant.

13.  Gross-Up for Excise Tax.

         An Award Agreement may provide that in the event that a Participant becomes entitled by reason of a Change of Control to the accelerated vesting of an Award, if such Participant will be subject to excise tax (the "Excise Tax") under Section 4999 of the Code, the Company shall pay to such Participant as additional compensation an amount (the "Gross-Up Payment") which, after payment by such Participant of all taxes (including any federal, state and local income tax and excise tax upon the payment provided for by this Section 13) allows Participant to retain an amount of the Gross-Up Payment equal to the Excise Tax. For purposes of determining whether a Participant will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by such Participant in connection with a Change in Control of the Company or the Participant's termination of employment (whether pursuant to the terms of the Award Agreement or any other plan, arrangement or agreement with the Company, any entity whose actions result in a Change in Control of the Company or any entity affiliated with the Company or such entity) shall be treated as "parachute payments" within the meaning of
Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and reasonably acceptable to the Participant such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of payments or benefits treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of payments or benefits conferred on such Participant by reason of the Change of Control or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i), above), and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made

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and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant's residence on the date on which the Excise Tax is incurred, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Participant shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Participant with respect to such excess) at the time that the amount of such excess finally is determined. The Participant and the Company each shall reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax.

14.  Termination and Amendment.

     Unless terminated by action of the Board of Directors or the Committee, no Awards may be granted under this Plan after May 19, 2007. This Plan may be amended or terminated at any time by the Committee, except that no amendment may be made without shareholder approval if the Committee determines that such approval is necessary to comply with any tax or regulatory requirement, including any approval requirement which is a prerequisite for exemptive relief from Section 16 of the Exchange Act, for which or with which the Committee determines that it is desirable to qualify or comply. The Committee may amend the terms of any Award Agreement and any Award granted, retroactively or prospectively, but no amendment may adversely affect any vested Award without the holder's consent.

15.  Effectiveness; Approval of Stockholders.

     This Plan, as amended and restated, shall take effect upon its adoption by the Board of Directors, but its effectiveness and the exercise of any Awards granted subsequent to the effectiveness of the amendment shall be subject to the approval of the holders of a majority of the voting shares of the Company, which approval must occur within twelve (12) months after the date this Plan is adopted by the Board.

16.  Effect of Headings.

     The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.


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